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                                                                     EXHIBIT 2.7

                          AGREEMENT AND PLAN OF MERGER

                THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 8th day of September, 2000, by and among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent"), CHESAPEAKE MERGER 2000 CORP., an Oklahoma corporation ("Sub"), and GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("Gothic").

                                    RECITALS

                WHEREAS, the board of directors of each of Parent, Sub and Gothic has determined that it is in the best interest of its respective stockholders for Parent to acquire Gothic by means of the merger of Sub with and into Gothic upon the terms and subject to the conditions set forth in this Agreement;

                WHEREAS, for federal income tax purposes, the parties hereto intend that such merger qualify as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

                WHEREAS, the board of directors of Gothic has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has resolved and agreed to recommend that the stockholders of Gothic approve the same; and

                WHEREAS, Parent, Sub and Gothic desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

                NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, each of the following terms has the meaning given in this paragraph or in the paragraphs referred to below:

         1.1 Affiliate(s). With respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

         1.2 Agreement. This Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

         1.3    Alternative Proposal. As defined in paragraph 5.4.2.

         1.4 Bank Credit Agreement. The Loan Agreement dated April 27, 1998, by and among Gothic, the Gothic Subsidiary and Bank One Corp., as amended May 7, 1999 and March 27, 2000.



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         1.5    CERCLA. The Comprehensive Environmental Response, Compensation
                and Liability Act of 1980, as amended.

         1.6 Certificate of Merger. The Certificate of Merger, prepared and executed in accordance with the applicable provisions of the OGCA, filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

         1.7 Closing. The closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

         1.8 Closing Date. Unless otherwise agreed by the Parent and Gothic in writing, the date on which the Closing occurs, which will be the later of: (a) the first business day following the day on which the Gothic Stockholder Meeting is held and the conditions to the Merger are satisfied or waived; or (b) January 15, 2001.

         1.9    Code. The Internal Revenue Code of 1986, as amended.

         1.10 Confidentiality Agreement. The letter agreements dated January 18, 1999 and October 7, 1999 between Gothic and Parent relating to Gothic's furnishing of information to Parent in connection with Parent's evaluation of a possible transaction between Parent and Gothic, as modified by that certain letter agreement dated June 6, 2000 relating to Gothic's permission for the Parent to negotiate the purchase of the Senior Discount Notes.

         1.11   Contract Employee. As defined in paragraph 5.14.

         1.12 Defensible Title. Such right, title and interest to an asset that is: (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice; (b) subject to Permitted Encumbrances; and (c) free and clear of all other Liens, claims, infringements, burdens or other defects.

         1.13 Dissenting Stockholders. Any holder or holders of Gothic Common Stock who validly perfect appraisal rights under Section 1091 of the OGCA.

         1.14   Effective Time. As defined in paragraph 2.6.

         1.15 Environmental Law. Any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization relating to: (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment (including, without limitation, ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land); (b) the generation, treatment, storage, disposal, use, handling, manufacture,



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                transportation or shipment of Hazardous Materials; or (c) the pollution of the environment, solid waste or operation or reclamation of mines.

         1.16 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

         1.17   Exchange. The New York Stock Exchange, Inc.

         1.18 Exchange Act. The Securities Exchange Act of 1934, as amended from time to time.

         1.19 Exchange Agent. UMB Bank, N.A., the transfer agent for shares of Parent Common Stock.

         1.20   Exchange Fund. As defined in paragraph 2.4.1.

         1.21 Exchange Ratio. The quotient obtained by dividing the Merger Consideration by the Gothic Aggregate Number as of the date of the computation.

         1.22 GAAP. Generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

         1.23   Gothic. Gothic Energy Corporation, an Oklahoma corporation.

         1.24 Gothic Aggregate Number. The number equal to: (a) the total number of shares of Gothic Common Stock that are issued and outstanding as of the Effective Time; plus (b) the aggregate number of shares of Gothic Common Stock issuable as of the Effective Time under the in the money Gothic Warrants identified in Section 1.24 of the Gothic Disclosure Schedule; less (c) to the extent included in clause (a) above, any Gothic Common Stock owned by the Parent Companies as of the date of this Agreement or issuable to the Parent Companies with respect to any convertible securities, options, warrants or other rights to acquire Gothic Common Stock.

         1.25 Gothic Certificate. A certificate representing shares of Gothic Common Stock.

         1.26 Gothic Common Stock. Gothic's common stock, $0.01 par value per share.

         1.27   Gothic Companies. Gothic and the Gothic Subsidiary.

         1.28 Gothic Disclosure Schedule. The disclosure schedule attached hereto entitled Gothic Disclosure Schedule and any documents listed on such disclosure schedule or expressly incorporated therein by reference.

         1.29   Gothic Employee(s). As defined in paragraph 5.14.

         1.30   Gothic Employee Benefit Plans. As defined in paragraph 3.15.



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         1.31   Gothic Financial Statements. The audited and unaudited
                consolidated financial statements of the Gothic Companies (including the related notes) included (or incorporated by reference) in Gothic's Annual Report on Form 10-K for the year ended December 31, 1999, and Gothic's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, in each case as filed with the SEC.

         1.32 Gothic Material Agreements. The: (a) Bank Credit Agreement; (b) Senior Secured GPC Notes; (c) Senior Discount Notes; (d) all agreements or instruments filed as material contracts with the Gothic SEC Documents; or (e) any other written or oral agreements, contracts, commitments or understandings to which any of the Gothic Companies is a party, by which any of the Gothic Companies is directly or indirectly bound, or to which any asset of any of the Gothic Companies may be subject, involving total value, consideration or obligation in excess of One Million Dollars ($1,000,000.00).

         1.33   Gothic Permits. As defined in paragraph 3.12.

         1.34 Gothic Plans. The stock option plans and related agreements listed on Section 2.3.4 of the Gothic Disclosure Schedule.

         1.35 Gothic Preferred Stock. Gothic's Series B Senior Redeemable Preferred Stock, par value $.05 per share, together with the right to receive accrued and unpaid dividends.

         1.36 Gothic Proposal. The proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of Gothic in the Proxy Statement/Prospectus.

         1.37 Gothic Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Gothic Companies.

         1.38   Gothic SEC Documents. As defined in paragraph 3.5.

         1.39   Gothic Severance Policy. As defined in paragraph 5.14.

         1.40 Gothic Stock Option(s). Any unexpired option or other right to purchase Gothic Common Stock issued under the Gothic Plans and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

         1.41 Gothic Stockholder Meeting. The meeting of the stockholders of Gothic for the purpose of voting on this Agreement and the Merger.

         1.42 Gothic Subsidiary. Gothic Production Corporation, an Oklahoma corporation.

         1.43 Gothic Warrants. Any unexpired warrants or other right to acquire Gothic Common Stock or any security convertible or exchangeable into Gothic Common Stock



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                (excluding all Gothic Stock Options and the Gothic Preferred
                Stock) and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

         1.44 Governmental Authority. Any national, state, county or municipal government, (whether domestic or foreign), agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Gothic Companies, Parent or Sub or any of their respective properties or assets.

         1.45 Hazardous Material. Any: (a) "hazardous substance" as defined by CERCLA; (b) "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; (c) hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law;
                (d) radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) asbestos-containing materials in any form or condition; or (f) polychlorinated biphenyls in any form or condition.

         1.46 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

         1.47 Hydrocarbons. Oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

         1.48   Indemnified Parties. As defined in paragraph 5.13.

         1.49 Irrevocable Proxy. The irrevocable proxy in the form attached hereto as Exhibit "1.49" to be executed by the shareholders of Gothic who are on Gothic's board of directors and the executive officers of Gothic granting to Parent the right to vote such holders' Gothic Common Stock in connection with the stockholders' vote concerning the Merger and any and all related matters.

         1.50 Lien(s). Any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

         1.51 Major Gothic Stockholder(s). Any holders of Gothic Common Stock who are Affiliates of Gothic and who, as a result of the Merger, will hold in excess of three percent (3%) of the issued and outstanding shares of Parent Common Stock.

         1.52 Material Adverse Effect. When used with respect to: (a) Gothic, is an event or condition that has an adverse financial impact of more than One Million Dollars ($1,000,000.00) on the Gothic Companies (taken as a whole) or a result or consequence that would materially and adversely affect the condition (financial or



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                otherwise), results of operations or businesses of the Gothic
                Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Gothic Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Gothic's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) Parent, is an event or condition that has an adverse financial impact of more than Five Million Dollars ($5,000,000.00) on the Parent Companies (taken as a whole) or a result or consequence that would materially and adversely affect the condition (financial or otherwise), results of operations or businesses of the Parent Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Parent's or Sub's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

         1.53   Merger. As defined in paragraph 2.

         1.54 Merger Consideration. Four Million (4,000,000) shares of Parent Common Stock.

         1.55 Net Revenue Interests. Gothic's overall interest in Hydrocarbons produced from or attributable to Gothic's Oil and Gas Interests, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from Gothic's oil and gas properties or any well thereon.

         1.56   OGCA. The Oklahoma General Corporation Act, as amended.

         1.57 Oil and Gas Interests. Any and all: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and interests related to any of the foregoing), surface interests, fee interests, reversionary interests, reservations and concessions;
                (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in fixtures, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.



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         1.58   Ownership Interests. The ownership interests of Gothic in its assets, as set forth in Section 1.58 of the Gothic Disclosure Schedule.

         1.59   Parent. Chesapeake Energy Corporation, an Oklahoma corporation.

         1.60 Parent Benefit Plans. "Employee benefit plans" within the meaning of Section 3(3) of ERISA, which the Parent Companies maintain or sponsor or with respect to which the Parent Companies have any material liability (actual, contingent, primary or secondary), and all other: (a) director or employee compensation or benefit plans, programs or arrangements; (b) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans; (c) written employment or consulting contracts; and (d) change-in-control agreements which the Parent Companies maintain, sponsor or are a party to or with respect to which the Gothic Companies have or could have any material liability.

         1.61 Parent Certificate. A certificate representing shares of Parent Common Stock.

         1.62 Parent Common Stock. Parent's common stock, par value $0.01 per share.

         1.63   Parent Companies. Parent and the Parent Subsidiaries.

         1.64 Parent Disclosure Schedule. The disclosure schedule attached hereto entitled Parent Disclosure Schedule and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

         1.65   Parent Employee Benefit Plan(s). As defined in paragraph 4.17.

         1.66 Parent Financial Statements. The audited and unaudited consolidated financial statements of the Parent Companies (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended December 31, 1999, and Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, in each case as filed with the SEC.

         1.67   Parent Permits. As defined in paragraph 4.13.

         1.68 Parent Preferred Stock. Parent's preferred stock, par value $0.01 per share.

         1.69 Parent Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or Parent Subsidiaries.

         1.70   Parent SEC Documents. As defined in paragraph 4.5.

         1.71 Parent Subsidiaries. Sub and all other direct or indirect wholly owned subsidiaries of Parent.



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         1.72   Permitted Encumbrances. Any: (a) Liens for Taxes, assessments or other governmental charges or levies that are not at the particular time in question due and delinquent, foreclosure, distraint, sale or other similar proceedings have not been commenced or if commenced, have been stayed or are being contested in good faith by appropriate proceedings and if any of the Gothic Companies will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if any of the Gothic Companies will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not (i) reducing the Gothic Net Revenue Interest set forth in Section 1.58 of the Gothic Disclosure Schedule, (ii) increasing the Gothic Working Interests in any
                Oil and Gas Interest set forth in Section 1.58 of the Gothic Disclosure Schedule or (iii) impairing the value of the assets of any of the Gothic Companies or interfering with the ordinary conduct of the business of any of the Gothic Companies or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority to the extent customarily obtained subsequent to Closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not (x) reduce the Gothic Net Revenue Interests set forth in Section 1.58 of the Gothic Disclosure Schedule, (y) increase the Gothic Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Gothic Disclosure Schedule or (z) adversely affect the value of any asset of any of the Gothic Companies; (j) preferential rights to purchase and Third-Party Consents disclosed in Section 1.72 of the Gothic Disclosure Schedule; (k) Liens arising under or created pursuant to the Bank Credit Agreement and the Senior Secured GPC Notes; and (l) Liens specifically described in
                Section 1.72 of the Gothic Disclosure Schedule.



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         1.73   Person(s). Any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

         1.74 Proxy Statement/Prospectus. A proxy statement in a definitive form relating to the Gothic Stockholder Meeting, which proxy statement will be included as a prospectus in the Registration Statement.

         1.75 Registration Statement. The Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

         1.76   Returns. As defined in paragraph 3.14.1.

         1.77   SEC. The Securities and Exchange Commission.

         1.78 Securities Act. The Securities Act of 1933, as amended from time to time.

         1.79 Senior Discount Notes. The 14 1/8% Series B Senior Secured Discount Notes Due 2006 issued by Gothic and the related indenture, collateral documents and other agreements and instruments in connection therewith.

         1.80 Senior Secured GPC Notes. The 11 1/8% Senior Secured Notes due 2005 issued by the Gothic Subsidiary and the related indenture, collateral documents and other agreements and instruments in connection therewith.

         1.81 Sub. Chesapeake Merger 2000 Corp., an Oklahoma corporation and wholly-owned subsidiary of Parent.

         1.82   Sub Common Stock. Sub's common stock, par value $1.00 per share.

         1.83   Superior Proposal. As defined in paragraph 5.4.2.

         1.84   Surviving Corporation. As defined in paragraph 2.1.

         1.85 Tax(es). Any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and custom duties, tariffs, and similar charges.



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         1.86   Third-Party Consent. The consent or approval of any Person other than Gothic, Parent, Sub or any Governmental Authority.

         1.87 Working Interest. Gothic's share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to Gothic's interests in its oil and gas properties or any well thereon.

2. Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Sub will be merged with and into Gothic in accordance with the provisions of this Agreement and the OGCA. Such merger is referred to herein as the "Merger."

         2.1 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Sub will cease and Gothic, as the surviving corporation in the Merger (the "Surviving Corporation"), will continue its corporate existence under the laws of the State of Oklahoma. The Merger will have the effects specified in this Agreement and the OGCA.

         2.2 Governing Instruments, Directors and Officers of the Surviving Corporation. As of the Effective Time: (a) the certificate of incorporation of Sub including the Amended and Restated Certificate of Designation of Preferences and Rights of the Gothic Preferred Stock in the form attached hereto as Exhibit "2.2," as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms of the certificate of incorporation and applicable law; (b) the name of the Surviving Corporation will be Gothic Energy Corporation, however, at the option of Parent, the name of the Surviving Corporation may be changed; (c) the bylaws of Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until duly amended in accordance with the terms of the bylaws and applicable law; and
                (d) the directors and officers of Sub at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

         2.3 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the Sub Common Stock, the Gothic Common Stock and other Gothic securities will be treated as follows subject to the terms and conditions of this Agreement:

                2.3.1 Sub Common Stock. Each share of Sub Common Stock outstanding immediately prior to the Effective Time will be automatically converted into and become one
                           (1) share of common stock of the Surviving
                           Corporation. As a result of the Merger the foregoing stock will represent one hundred percent (100%) of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

                2.3.2 Gothic Common Stock. As of the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder thereof, each



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                           share of Gothic Common Stock that is issued and
                           outstanding immediately prior to the Effective Time (other than shares of Gothic Common Stock held by Dissenting Stockholders, shares of Gothic Common Stock held by the Parent Companies as of the date of this Agreement and shares of Gothic Common Stock held by the Parent Companies as a result of the conversion of Gothic Preferred Stock) will be automatically converted into a portion of a share of validly issued, fully paid and non-assessable Parent Common Stock equal to the Exchange Ratio. Each share of Gothic Common Stock converted under this paragraph
                           2.3.2 will be canceled and retired, cease to exist and no longer be outstanding. Any holder of a Gothic Certificate representing any such share of Gothic Common Stock will cease to have any rights with respect thereto except the right to receive the share of Parent Common Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Parent Common Stock as provided in paragraph 2.4.5 and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in paragraph 2.4.3, without interest), on the surrender of such Gothic Certificate in accordance with paragraph 2.4. Notwithstanding anything herein to the contrary as of the Effective Time, by virtue of the Merger: (a) no shares of Parent Common Stock or other consideration will be paid or payable in exchange for shares of Gothic Common Stock that are issued and held as treasury stock, if any, and all of the foregoing shares of Gothic Common Stock will be automatically canceled and retired, cease to exist and no longer be outstanding; (b) no shares of Parent Common Stock or other consideration will be paid or payable in exchange for shares of Gothic Common Stock that are owned by the Parent Companies and all of the foregoing shares of Gothic Common Stock will remain outstanding and in full force and effect; and (c) any obligations relating to the payment of the purchase price for Gothic Common Stock will not be discharged and will constitute valid and binding obligations owned by the Surviving Corporation.

                2.3.3 Gothic Preferred Stock. As of the Effective Time, by virtue of the Merger, all of the shares of Gothic Preferred Stock and all rights with respect thereto will remain outstanding and in full force and effect in accordance with the Certificate of Designation of Preferences and Rights of the Gothic Preferred Stock as amended by the Amended and Restated Certificate of Designation of Preferences and Rights of Gothic Preferred Stock attached hereto as Exhibit "2.2" pursuant to which the right to convert the Gothic Preferred Stock into Gothic Common Stock will be eliminated. Notwithstanding anything herein to the contrary, no shares of Parent Common Stock or other consideration will be paid or payable to any holder of Gothic Preferred Stock in exchange for Gothic Preferred Stock.

                2.3.4 Options and Warrants. Section 2.3.4 of the Gothic Disclosure Schedule lists: (a) each of the Gothic Plans; (b) each Gothic Stock Option outstanding specifying the Gothic Plan under which such Gothic Stock Option was issued, the number of shares of Gothic Common Stock covered by such Gothic Stock

                           Option, the term of such Gothic Stock Option, the vesting schedule for such Gothic Stock Option and the exercise price for such Gothic Stock Option; and (c) each Gothic Warrant outstanding specifying the agreement under which such Gothic Warrant was issued, the number of shares of Gothic Common Stock covered by such Gothic Warrant, the term of such Gothic Warrant and the exercise price for each share of Gothic Common Stock which can be acquired thereunder (in each case after giving effect to the Merger and all previous transactions). As of the Effective Time, as a result of the Merger, each Gothic Stock Option and Gothic Warrant described in the foregoing clauses
                           (b) and (c) of this paragraph 2.3.4 will be assumed by Parent under the operative documents for such Gothic Stock Option and Gothic Warrant and converted into options or warrants to purchase the whole number of shares of Parent Common Stock determined in accordance with the terms and conditions of the documents evidencing such Gothic Stock Option or Gothic Warrant. Except as expressly stated otherwise in this Agreement, the parties agree that the terms, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of any Gothic Stock Option or Gothic Warrant will otherwise be unchanged as a result of the transactions contemplated by this Agreement, except by operation of law. The parties agree that to the extent that any of the Gothic Stock Options have not been exercised or terminated prior to the Effective Time, any cashless exercise rights under any of the Gothic Stock Options will be terminated prior to the Merger and will not be included in the terms assumed by the Parent. Without limiting the foregoing, except as expressly disclosed in Section 2.3.4 of the Gothic Disclosure Schedule, Gothic further hereby represents and warrants to Parent that: (i) all adjustments required to be made to the number of shares issuable or the exercise price for exercise under each of the Gothic Stock Options and Gothic Warrants has been accurately made as disclosed in Section 2.3.4 of the Gothic Disclosure Schedule; (ii) all required notices have been given to the holders of the Gothic Stock Options and the Gothic Warrants including, without limitation, adjustment notices; and (iii) no Gothic Stock Options or Gothic Warrants will vest, nor will the vesting schedule of any Gothic Stock Options or Gothic Warrants accelerate, as a result of the transactions contemplated by this Agreement. As of the Effective Time, as a result of the Merger, other than those Gothic Stock Options or Gothic Warrants assumed by the Parent in accordance with this paragraph 2.3.4, the provisions in any of the Gothic Plans or any other program, arrangement, option, warrant or other agreement providing for the issuance or grant of any interest in respect of the capital stock of the Gothic Companies will be canceled, cease to exist and no longer be outstanding as of the Effective Time and Gothic will take all action necessary to ensure that following the Effective Time no Person will have any right thereunder to acquire equity securities of Gothic, the Surviving Corporation or any subsidiary thereof.

                2.3.5 Dissenting Stockholder Shares. Except as provided herein, any issued and outstanding shares of Gothic Common Stock held by a Dissenting Stockholder will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the OGCA. If a Dissenting Stockholder effectively withdraws the demand for appraisal or loses the right of appraisal as provided under the OGCA, the shares of Gothic Common Stock held by such Dissenting Stockholder will be deemed to be converted under paragraph 2.3.2 of this Agreement (without interest). Gothic will provide prompt notice to the Parent of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA and will provide to the Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Absent the prior written consent of Parent and Sub, Gothic will not negotiate, settle or offer to settle any demand for appraisal, provided, however that any and all payments made to settle such appraisal rights or made pursuant to the OGCA will be made solely out of Gothic assets and neither Parent nor Sub will have any liability therefor. Notwithstanding anything contained in this paragraph 2.3.5, if the Merger is rescinded or abandoned or if the stockholders of Gothic revoke the authority to effect the Merger, then the right of any Dissenting Stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Stockholder's Gothic Common Stock pursuant to the OGCA will cease.

         2.4 Exchange of Certificates. The exchange of Gothic Common Stock for Parent Common Stock will be consummated as follows:

                2.4.1 Exchange Fund. Immediately after the Effective Time, Parent will deposit with the Exchange Agent, for the benefit of the holders of shares of Gothic Common Stock and for exchange in accordance with this Agreement, certificates representing the Merger Consideration to be issued in exchange for shares of Gothic Common Stock pursuant to paragraph 2.4.2, less the number of shares of Parent Common Stock which:
                           (i) would have been issuable to Dissenting
                           Stockholders; (ii) will be subject to pledge agreement by directors of the Gothic Companies securing loans from the Gothic Companies for the acquisition of Gothic Common Stock; and (iii) will be issuable on exercise of the Gothic Warrants listed in
                           Section 1.24 of the Gothic Disclosure Schedule. Such shares of Parent Common Stock delivered to the Exchange Agent, together with any dividends or distributions with respect thereto (as provided in paragraph 2.4.3), are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, will deliver the Parent Common Stock to be issued or paid pursuant to paragraph 2.4.2 out of the Exchange Fund, and the Exchange Fund will not be used for any other purpose whatsoever. The Exchange Fund will not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it will receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

                2.4.2 Notice and Surrender. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a Gothic Certificate that, immediately prior to the Effective Time, represented shares of Gothic Common Stock which were converted into the right to receive Parent Common Stock pursuant to paragraph 2.3.2, a letter of transmittal to be used to effect the exchange of such Gothic Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) will specify that delivery of any Gothic Certificate will be effected, and the risk of loss and title thereto will pass, only upon delivery of such Gothic Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify. Upon surrender to the Exchange Agent of a Gothic Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of Gothic for purposes of Rule 145(c) and
                           (d) under the Securities Act, a written agreement from such Person as described in paragraph 5.10, if not previously delivered to Parent): (a) the holder of such Gothic Certificate will be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to paragraph 2.3.2, any cash in lieu of fractional shares of Parent Common Stock as provided in paragraph 2.4.5, and any unpaid dividends and distributions that such holder has the right to receive pursuant to paragraph 2.4.3 (after giving effect to any required withholding of Taxes); and (b) the Gothic Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Gothic Certificates. In the event of a transfer of ownership of Gothic Common Stock that is not registered in the transfer records of Gothic, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Gothic Certificate representing such shares of Gothic Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this paragraph 2.4.2, each Gothic Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in paragraph 2.3.2 (along with any cash in lieu of fractional shares and any unpaid dividends and distributions to the extent specified herein).

                2.4.3 Dividends and Distributions. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time will be paid to the holder of any unsurrendered Gothic Certificate. Subject to the effect of applicable laws: (i) at the time of the surrender of a Gothic Certificate for exchange in accordance with the provisions of this paragraph 2.4, there will be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there will be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

                2.4.4 Full Satisfaction. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Gothic Common Stock in accordance with the terms hereof (including any cash paid pursuant to paragraph
                           2.4.3 or 2.4.5) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Gothic Common Stock. After the Effective Time, there will be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Gothic Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Gothic Certificate is presented to the Surviving Corporation or Parent for any reason, it will be canceled and exchanged as provided in this paragraph 2.4.

                2.4.5 Fractional Shares. No Parent Certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger and, except as provided in this paragraph 2.4.5, no dividend or other distribution, stock split or interest will relate to any such fractional shares, and such fractional share will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional security, each holder of shares of Gothic Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of the Gothic Certificate(s) representing such Gothic Common Stock for exchange pursuant to this paragraph 2.4 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this paragraph 2.4.5, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to paragraph 2.3. As soon as practicable following the Effective Time, the Exchange Agent will determine the excess of: (a) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to paragraph 2.4.1; over (b) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Gothic Common Stock pursuant to paragraph 2.3.2 (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Gothic Common Stock, will sell the Excess Securities at the prevailing prices on the Exchange. The sale of the Excess Securities by the Exchange Agent will be executed on the Exchange through one or more member firms of the Exchange and will be executed in round lots to the extent practicable. Parent will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of Gothic, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Gothic in lieu of any fractional interests, the Exchange Agent will make available in accordance with this Agreement such amounts to any such former stockholders.

                2.4.6 Unclaimed Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this paragraph 2.4 that remains unclaimed by the former stockholders of Gothic for a period of one (1) year following the Effective Time will be delivered to Parent, upon demand. Thereafter, any former stockholders of Gothic who have not theretofore complied with the provisions of this paragraph 2.4 will look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).

                2.4.7 No Liability. Neither Parent, Sub, Gothic, the Surviving Corporation, the Exchange Agent nor any other Person will be liable to any former holder of shares of Gothic Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Gothic Common Stock for a period of three
                           (3) years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                2.4.8 Lost, Stolen or Destroyed Certificates. If any Gothic Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Gothic Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Gothic Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Gothic Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to paragraph 2.4.5 and any unpaid dividends and distributions pursuant to paragraph 2.4.3) deliverable with respect thereto pursuant to this Agreement.

                2.4.9 Encumbered Shares. All shares of Gothic Common Stock which were acquired by directors of the Gothic Companies through a loan or purchase money sale by any of the Gothic Companies secured by a pledge agreement covering such Gothic Common Stock will be converted into shares of Parent Common Stock in accordance with the provisions of paragraph 2.3.2 hereof and will continue to secure such indebtedness until it is paid in full in accordance with the terms thereof. Upon payment in full of the entire unpaid purchase price therefor plus all accrued unpaid interest thereon such Parent Common Stock will be delivered in accordance with the instructions of the pledgor thereof. At the option of the Parent, a legend may be included on the Gothic Certificate or the Parent Certificate disclosing the existence of the unpaid obligation and the Lien on the Parent Common Stock to secure the payment of such indebtedness.

         2.5 Closing. The Closing will take place on the Closing Date at such time and place as is agreed upon by Parent and Gothic.

         2.6 Effective Time of the Merger. The Merger will become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed on the Closing Date as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs after the Closing.

         2.7 Taking of Necessary or Further Action. Each of Parent, Sub and Gothic will use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Sub or Gothic, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and will take all such lawful and necessary action.

3. Gothic Representations and Warranties. Except as set forth in the Gothic Disclosure Schedule, Gothic hereby represents and warrants to Parent and Sub that:

         3.1 Corporate Organization. Each of the Gothic Companies: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Gothic). Copies of the certificate or articles of incorporation and bylaws of each of the Gothic Companies have heretofore been delivered to Parent and such copies are accurate and complete as of the date hereof.

         3.2 Authority and Enforceability. The board of directors of Gothic (at a meeting duly called and held) has: (a) determined that the Merger is advisable; and (b) resolved to approve the Merger and recommend the approval and adoption of this Agreement by Gothic's stockholders. Gothic is not governed by the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes and Section 1090.3 of the OGCA. Gothic has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Gothic) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with the approval by the stockholders of Gothic) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Gothic, including approval by the board of directors of Gothic, and no other corporate proceedings on the part of Gothic are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Gothic) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Gothic (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Gothic and assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub) and constitutes a valid and binding obligation of Gothic, enforceable against Gothic in accordance with its terms.

         3.3 No Violations. Except as set forth in Section 3.3 of the Gothic Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Gothic with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (excluding any change of control put or acceleration) or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Gothic Companies under, any provision of: (a) the certificate of incorporation or bylaws of the Gothic Companies; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Gothic Companies; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Gothic Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Gothic.

         3.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Gothic in connection with the execution and delivery of this Agreement by Gothic or the consummation by Gothic of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period;
                (d) the filing with the SEC of the Proxy Statement/Prospectus and such other reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to Gothic in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated in this Agreement; (ii) the valid approval of this Agreement and the Merger by the stockholders of Gothic; and (iii) any consent, approval or waiver required by the terms of the Bank Credit Agreement, which consent, approval or waiver Gothic undertakes to seek and obtain promptly after the date of this Agreement.

         3.5 Gothic SEC Documents. Parent has had or will have available to it a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gothic with the SEC since December 31, 1997, and prior to the Effective Time (the "Gothic SEC Documents"), which are all the documents (other than preliminary material) that Gothic was or will be required to file with the SEC since such date. Except as set forth in Section 3.5 of the Gothic Disclosure Schedule, as of their respective dates, the Gothic SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gothic SEC Documents, and none of the Gothic SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.6 Financial Statements. The Gothic Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Gothic Companies as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Gothic Companies for the periods presented therein. There are no material imbalances of production from the oil and gas properties of the Gothic Companies whether required to be disclosed pursuant to GAAP or otherwise.

         3.7 Capital Structure. The authorized capital stock of Gothic consists of 100,000,000 shares of Gothic Common Stock and 500,000 shares of Gothic Preferred Stock. As of September 5, 2000: (a) 23,305,076 shares of Gothic Common Stock were validly issued and outstanding; (b) 14,796,297 shares of Gothic Common Stock were reserved for issuance pursuant to the Gothic Plans and the Gothic Warrants, of which Gothic Stock Options and Gothic Warrants to purchase a total of 14,731,297 shares of Gothic Common Stock were issued and outstanding; (c) except for the Gothic Preferred Stock owned by the Parent Companies, there were no shares of Gothic Preferred Stock validly issued and outstanding; and (d) no shares of Gothic Common Stock were held by Gothic as treasury stock and no shares of Gothic Preferred Stock were held by Gothic as treasury stock. Gothic will notify Parent in writing simultaneously with any change after September 5, 2000, in any of the numbers of securities set forth in the immediately preceding sentence together with a detailed explanation of the event giving rise to such change. The authorized capital stock of the Gothic Subsidiary consists of 50,000 shares of common stock, $1.00 par value per share, of which 100 shares are validly issued and outstanding and are now and as of the Effective Time will be owned by Gothic. Except as described in subpart (a) above or in Section 2.3.4 of the Gothic Disclosure Schedule, there are: (i) no outstanding shares of capital stock or other voting securities of Gothic; (ii) no outstanding securities of Gothic or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any Gothic Company; and (iii) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, stock appreciation rights, phantom stock rights, conversion rights, commitments, understandings or agreements to which any Gothic Company is a party or by which it is bound) obligating any Gothic Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other securities of any Gothic Company or obligating any Gothic Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of capital stock of each of the Gothic Companies are validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as set forth in Section 3.7 of the Gothic Disclosure Schedule, as of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which any of the Gothic Companies is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Gothic Companies.

         3.8 Governmental Regulation. None of the Gothic Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         3.9 Litigation. Except as set forth in Section 3.9 of the Gothic Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Gothic, threatened against any of the Gothic Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Gothic has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Gothic Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement). There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Gothic, threatened against or affecting any of the Gothic Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Gothic in connection with the transactions contemplated hereby.

         3.10   Brokers. Except for the agreement attached hereto as Section
                3.10 of the Gothic Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Gothic for which the Gothic Companies or Parent or Sub will have any obligation or liability.

         3.11   Absence of Certain Changes or Events. Except as set forth in
                Section 3.11 of the Gothic Disclosure Schedule, since March 31, 2000, Gothic has conducted its business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) would have required the consent of Parent pursuant to paragraph 5.1 had such event occurred after the date of this Agreement (other than changes, including changes in commodity prices, generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

         3.12 Compliance with Laws, Material Agreements and Permits. None of the Gothic Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or other governing document: (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority; or (c) any Gothic Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Gothic Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Gothic Permits"), except for Gothic Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Gothic Companies is in compliance with the terms of its Gothic Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Gothic Companies is pending or, to the knowledge of Gothic, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. To the knowledge of Gothic, no party to any Gothic Material Agreement is in material breach of the terms, provisions and conditions of such Gothic Material Agreement.

         3.13 No Restrictions. Except as otherwise set forth in Section 3.13 of the Gothic Disclosure Schedule, none of the Gothic Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Gothic Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         3.14 Taxes. Except as set forth in Section 3.14 of the Gothic Disclosure Schedule:

                3.14.1 The Gothic Companies and any affiliated, combined or unitary group of which Gothic or any subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and the Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of the Gothic Companies required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. The Gothic Companies have established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of each the Gothic Companies through the date hereof, and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Returns.

                3.14.2 Section 3.14.2 of the Gothic Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of the Gothic Companies have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Gothic's most recent audited financial statements. No material Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which any of the Gothic Companies would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against any of the Gothic Companies with respect to any period. No claim has been asserted by an authority in any jurisdiction where the Gothic Companies do not file Returns that any Gothic Company is subject to Tax in that jurisdiction.

                3.14.3 None of the Gothic Companies has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (a) any agreement extending the period for assessment or collection of any Tax for which any of the Gothic Companies is liable for any period that is open under the applicable statute of limitations; or (b) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to any of the Gothic Companies for the current or any future taxable period. None of the Gothic Companies has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Gothic Companies. None of the Gothic Companies is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. None of the Gothic Companies is a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                3.14.4 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any of the Gothic Companies.

                3.14.5 Except for the group of which Gothic is presently a member, none of the Gothic Companies has ever been a member of an "affiliated group of corporations" within the meaning of Section 1504 of the Code, other than as a common parent corporation.

                3.14.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Parent.

                3.14.7 None of the assets of any of the Gothic Companies is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                3.14.8 None of the assets of the Gothic Companies directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of any of the Gothic Companies is "tax-exempt use property" within the meaning of
                           Section 168(h) of the Code.

                3.14.9 None of the Gothic Companies has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 1999.

                3.14.10 None of the Gothic Companies has participated in an international boycott within the meaning of Section 999 of the Code.

                3.14.11 None of the Gothic Companies has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                3.14.12 Section 3.14.12 of the Gothic Disclosure Schedule identifies each arrangement to which any of the Gothic Companies is a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 1999 (taking into account any election which permitted such arrangement not to file a return).

                3.14.13 Gothic did not have an excess loss account in any subsidiary which had on December 31, 1999, assets with a fair market value in excess of $500,000.

         3.15 Employee Benefit Plans. (a) Section 3.15(a) of the Gothic Disclosure Schedule lists: (i) the "employee benefit plans" (within the meaning of Section 3(3) of ERISA), which any of the Gothic Companies maintains or sponsors or with respect to which any of the Gothic Companies has any material liability (actual or contingent, primary or secondary); and (ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which any of the Gothic Companies maintains, sponsors or is a party to or with respect to which any of the Gothic Companies has or could have any material liability (such plans, programs, arrangements, contracts and agreements are collectively referred to herein as the "Gothic Employee Benefit Plans"). (b) Except as set forth on Section 3.15(b) of the Gothic Disclosure Schedule: (i) the reserves reflected in the balance sheet contained in the unaudited financial statements for the period ending June 30, 2000 (together with all footnotes attached thereto, the "Balance Sheet") relating to any unfunded benefits under the Gothic Employee Benefit Plans were adequate in the aggregate under GAAP as of June 30, 2000; and (ii) neither Gothic nor any of its subsidiaries has incurred any material unfunded liability in respect of any such Gothic Employee Benefit Plans since that date. (c) There are no suits, investigations or claims (other than undisputed claims for benefits) pending or, to the knowledge of Gothic threatened (or any basis therefor) relating to or for benefits under the Gothic Employee Benefit Plans, except for those suits or claims set forth in Section 3.15(c) of the Gothic Disclosure Schedule or which, individually or in the aggregate, are immaterial. (d) Each Gothic Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Gothic Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified. (e) Except as set forth in
                Section 3.15(e) of the Gothic Disclosure Schedule: (i) no Gothic Employee Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Gothic Employee Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Gothic's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation

                ("PBGC"); (iv) neither Gothic nor any member of its Controlled Group is subject to any liability to the PBGC for any Gothic Employee Benefit Plan termination; (v) no amendment has occurred which requires Gothic or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither Gothic nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this paragraph 3.15, the term "Controlled Group" means all corporations, trades or businesses which, together with Gothic, are treated as a single employer under Section 414 of the Code.
                (f) No Gothic Employee Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Gothic nor any member of its Controlled Group has incurred or is reasonably likely to incur any liability to any multiemployer plan nor has or is engaged in a transaction which is reasonably expected to subject Gothic or any member of its Controlled Group to any liability under ERISA Section 4212(c). (g) Except as set forth in Section 3.15(g) of the Gothic Disclosure Schedule, each Gothic Employee Benefit Plan described in subpart (a)(i) above can be unilaterally terminated at any time by the Gothic Companies without material liability to any of the Gothic Companies.

         3.16 Environmental Matters. (a) Except as set forth in Section 3.16 of the Gothic Disclosure Schedule: (i) the reserves reflected in the Gothic Financial Statements relating to environmental matters were adequate under GAAP as of June 30, 2000, and neither Gothic nor any other Gothic Company has incurred any material liability in respect of any environmental matter since that date; and (ii) the Gothic SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto. (b) Except as set forth in Section 3.16 of the Gothic Disclosure Schedule, to the knowledge of Gothic: (i) each of the Gothic Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws; (ii) none of the Gothic Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Gothic Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; (iii) none of the Gothic Companies and no other Person has filed any notice under any federal, state or local law indicating that (A) any of the Gothic Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any property of any of the Gothic Companies; (iv) none of the Gothic Companies has any material contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by any of the Gothic Companies, or the storage or disposal of any Hazardous Material; (v) none of the Gothic Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Gothic Companies; (vi) there are no sites, locations or operations at which any of the Gothic Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (vii) all underground storage tanks and solid waste disposal facilities owned or operated by the Gothic Companies are used and operated in material compliance with Environmental Laws.

         3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Gothic Common Stock and Gothic Preferred Stock voting as one class is the only vote of the holders of any class or series of Gothic capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

         3.18 Gothic Board of Directors Actions. The board of directors of Gothic has by requisite vote of all directors present: (a) determined that the Merger is advisable; (b) approved the Merger in accordance with the provisions of Section 1081 of the OGCA and the transactions contemplated by this Agreement; and (c) recommended the approval of this Agreement and the Merger by the holders of Gothic Common Stock and directed that the Merger be submitted for consideration by the holders of Gothic Common Stock and Gothic Preferred Stock at a meeting of such stockholders contemplated by paragraph 5.5 hereof.

         3.19 Employment Contracts and Benefits. Except as otherwise set forth in Section 3.19 of the Gothic Disclosure Schedule or otherwise provided for in any Gothic Employee Benefit Plan: (a) none of the Gothic Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person; and (b) no employee of any of the Gothic Companies or any other Person owns, or has any rights granted by any of the Gothic Companies to acquire, any interest in any of the assets or business of any of the Gothic Companies. Section 3.19 of the Gothic Disclosure Schedule sets forth all indebtedness, promissory notes and other obligations owing by any employee, officer or non-employee director of the Gothic Companies including, without limitation, by employee, officer or non-employee director, the principal amount thereof, the interest rate applicable thereto, any collateral securing payment thereof, the payment terms and the maturity date thereof.

         3.20 Labor Matters. No employees of any of the Gothic Companies are represented by any labor organization. No labor organization or group of employees of any of the Gothic Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Gothic Companies pending with any labor organization or group of employees of any of the

                Gothic Companies. Each of the Gothic Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Gothic Companies.

         3.21 Insurance. Each of the Gothic Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Gothic Companies and owning properties in the same general area in which the Gothic Companies conduct their businesses. Each of the insurance policies currently maintained by the Gothic Companies is described in Section 3.21 of the Gothic Disclosure Schedule. Each of the Gothic Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of the such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Gothic Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in Section 3.21 of the Gothic Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Gothic, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Gothic Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Gothic Companies.

         3.22 Intangible Property. Except as set forth in Section 3.22 of the Gothic Disclosure Schedule, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Gothic Companies or for the ownership and operation, or continued ownership or operation, of any of their assets, for which the Gothic Companies do not hold valid and continuing authority in connection with the use thereof. Section 3.22 of the Gothic Disclosure Schedule lists each seismic agreement to which any of the Gothic Companies is a party.

         3.23 Title to Assets. The Gothic Companies (individually or collectively) have Defensible Title to all Oil and Gas Interests of Gothic included or reflected in the Ownership Interests and all of their other assets, subject only to Permitted Encumbrances. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles the Gothic

                Companies (individually or collectively) to receive not less than the undivided Net Revenue Interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Gothic Companies (individually or collectively) is not greater than the undivided Working Interest set forth in (or derived from) the Ownership Interests.

         3.24 Opinion of Financial Advisor. On the date of execution of this Agreement, the board of directors of Gothic will receive the opinion of CIBC Worldmarkets that, as of such date, the consideration contemplated by paragraph 2.3.2 is fair from a financial point of view to the holders of Gothic Common Stock.

         3.25   Oil and Gas Operations. Except as otherwise set forth in Section
                3.25 of the Gothic Disclosure Schedule: (a) all wells included in the Oil and Gas Interests of Gothic have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation could not reasonably be expected to have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; and (b) proceeds from the sale of Hydrocarbons produced from Gothic's Oil and Gas Interests are being received by the Gothic Companies in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business).

         3.26 Financial and Commodity Hedging. Section 3.26 of the Gothic Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of the Gothic Companies (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Gothic Disclosure Schedule. After July 1, 2000, Gothic has not entered into and will not enter into any new hedging positions without Parent's prior written consent, which will not be unreasonably withheld.

         3.27 Books and Records. All books, records and files of the Gothic Companies (including those pertaining to Gothic's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Gothic Companies of their respective assets.

         3.28 Other Entities. Gothic has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Gothic Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or businesses of the Gothic Companies, taken as a whole). Except as disclosed in Section 3.28 of the Gothic Disclosure Schedule, and except as may be required under the securities laws of any jurisdiction: (i) all of the outstanding capital stock of, or other ownership interests in, each subsidiary of Gothic, has been validly issued, is (in the case of capital stock) fully paid and nonassessable and (in the case of partnership interests) not subject to current or future capital calls, and is owned by Gothic, directly or indirectly, free and clear of any lien and free of any other charge, claim, encumbrance, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); and (ii) there are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of Gothic's subsidiaries, or otherwise obligating Gothic or any such subsidiary to issue, transfer or sell any such securities or to make any payments in respect of any of its securities or its equity.

         3.29 Account Information. Section 3.29 of the Gothic Disclosure Schedule contains an accurate list of the names and addresses of every bank and other financial institution in which any Gothic Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and Persons having signature authority or legal access thereto.

         3.30 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting any Gothic Company.

         3.31 Plugging Status. All wells operated by any Gothic Company that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable requirements of each Governmental Authority having jurisdiction over the Gothic Companies and the Oil and Gas Interests.

         3.32 No Knowledge of Breach of Representations. Gothic has no actual knowledge that any of the representations of Parent or Sub contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Gothic has any such knowledge as of the date of this Agreement, Gothic will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in Section 6.3.1 arising solely as a result of any such breach).

         3.33 Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by Gothic for inclusion or incorporation by reference in (1) the Proxy Statement/Prospectus and any amendments or supplements thereto, or (2) the Registration Statement and any amendments or supplements thereto, will, at the respective times such documents are filed, (i) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Gothic, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to Effective Time any event with respect to any of the Gothic Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Gothic. The Registration Statement will comply (with respect to Gothic) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Gothic) as to form in all material respects with the provisions of the Exchange Act.

         3.34 Equipment. All equipment constituting part of the Oil and Gas Interests has been installed, maintained, and operated by the Gothic Companies as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations by the Gothic Companies, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Gothic Companies (taken as a whole).

         3.35 Current Commitments. Section 3.35 of the Gothic Disclosure Schedule and the expenses specifically permitted under the terms of paragraph 5.1.10 contain a true and reasonably complete list as of July 31, 2000, of all oral or written commitments for capital expenditures of more than $50,000 with respect to any of the wells or the Oil and Gas Interests for which all of the activities anticipated in such commitments will not have been completed by the Effective Time. Except for those set forth in
                Section 3.35 of the Gothic Disclosure Schedule, as of Closing there will be no oral or written commitments for capital expenditures with respect to the Oil and Gas Interests.

         3.36 Payout Balances. Section 3.36 of the Gothic Disclosure Schedule contains a reasonably complete and accurate list of the status, as of June 30, 2000 with respect to Gothic Company operated wells and as of March 31, 2000 with respect to third party operated wells, of: (a) the "payout" balance for each Oil and Gas Interest that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each Oil and Gas Interest which is subject to a gas balancing overage or underage.

         3.37 Full Disclosure. The representations, warranties or other statements by all Gothic Companies in this Agreement or in the Gothic Disclosure Schedule or Exhibits hereto or any documents distributed generally to Gothic's stockholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

         3.38 Certain Agreements. There are no contracts, agreements, arrangements or understandings to which any of the Gothic Companies is a party which create, govern or purport to govern the right of another party (other than Parent or Sub) to acquire any of the Gothic Companies.

         3.39 Affiliate Transactions. There are no transactions between any of the Gothic Companies and any of their respective Affiliates, which are required to be disclosed in the Gothic SEC Documents which are not disclosed.

         3.40 Employees, Officers and Directors Loans. With respect to each loan by any of the Gothic Companies to any officer, director or employee of any of the Gothic Companies: (a) prior to the execution of this Agreement each officer and employee has executed and delivered to the Gothic Companies a letter in the form set forth in Section 3.40 of the Gothic Disclosure Schedule irrevocably directing the Gothic Companies to apply the severance payments due to such officers and employees to the payment in full of such loans; and (b) prior to the execution of this Agreement each non-employee director of the Gothic Companies has executed and delivered to Gothic a pledge agreement in the form set forth in Section 3.40 of the Gothic Disclosure Schedule pledging to Gothic the Gothic Common Stock acquired with such loan (the "Pledged Stock"), has delivered possession of the Pledged Stock to Gothic and taken any additional or other actions appropriate to create and maintain a first perfected security interest in such Gothic Common Stock in favor of Gothic. On or before the Closing Date: (y) the Gothic Companies will first apply the severance payments due to such officers and employees against the unpaid principle balance and any accrued but unpaid interest owing under such officers and employees' loans, with any remaining amount to be paid in accordance with the terms and conditions of the Gothic severance policy; and (z) the Gothic Companies will deliver any remaining unpaid promissory notes, the pledge agreements for the non-employee directors and the Pledged Stock for the non-employee directors to Parent together with the promissory notes secured thereby. The Gothic Companies will: (i) take any and all action necessary to maintain in full force and effect the foregoing promissory notes, instruction letters, pledge agreements and first perfected security interests in all Pledged Stock; (ii) not amend, forgive, waive compliance with or otherwise release any rights under any of the foregoing except on payment in full of the applicable obligation; and (iii) assist in the collection and enforcement of the foregoing agreements and obligations. All of the parties hereto agree that the first perfected security interest in the Pledged Stock will continue in all of the Parent Common Stock which is exchanged or exchangeable for the Pledged Stock pursuant to this Agreement. Gothic hereby acknowledges and agrees that any failure to comply with the provisions of this paragraph 3.40 by Michael Paulk, Steven Ensz or the non-employee directors at any time to and including the Closing Date will constitute a Material Adverse Effect.

4. Parent and Sub Representations and Warranties. Except as set forth in the Parent Disclosure Schedule, Parent and Sub hereby jointly and severally represent and warrant to Gothic that:

         4.1 Corporate Organization. Each of Parent and Sub: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the certificate or articles of incorporation and bylaws of each of Parent and Sub have heretofore been delivered to Gothic, and such copies are accurate and complete as of the date hereof.

         4.2 Authority and Enforceability. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the Parent as the sole stockholder of Sub) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, including approval by the respective boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution or delivery of this Agreement or (with approval by the Parent as the stockholder of Sub) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (with respect to consummation of this Agreement and the Merger, assuming that this Agreement constitutes a valid and binding obligation of Gothic) constitutes a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

         4.3 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any Parent Subsidiary under, any provision of: (a) the certificate of incorporation or bylaws of Parent or Sub or any provision of the comparable charter or organizational documents of any Parent Subsidiary;
                (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or any Parent Subsidiary; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that has been waived or consented to or that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

         4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with the Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant the Merger and the obtaining from the Exchange of its approval thereof; (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) the valid approval of this Agreement and the Merger by the board of directors of Parent and Sub.

         4.5 Parent SEC Documents. Gothic has had available to it a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1998, and prior to the date of this Agreement (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.6 Financial Statements. The Parent Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and the Parent Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein.

         4.7 Capital Structure. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock of which 148,768,103 shares of Parent Common Stock and 624,037 shares of preferred stock were issued and outstanding as of August 23, 2000. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock. Except as set forth in the two preceding sentences and in Section 4.7 of the Parent Disclosure Schedule, there are:
                (a) no outstanding shares of capital stock or other voting securities of Parent (other than shares issued since August 23, 2000, upon the exercise of outstanding options described in
                Section 4.7 of the Parent Disclosure Schedule); (b) no outstanding securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent; and (c) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are 1,000 shares of Sub Common Stock issued and outstanding, all of which are owned by Parent. All outstanding shares of Sub Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

         4.8 Governmental Regulation. Neither Parent nor any of the Parent Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

         4.9 Litigation. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Parent, threatened against Parent or a Parent Subsidiary or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Parent has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect) on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Parent, threatened against or affecting Parent, Sub or a Parent Subsidiary that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Sub in connection with the transactions contemplated hereby.

         4.10 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and transactions contemplated hereby.

         4.11 Brokers. Other than Bear, Stearns & Co. Inc. (the "Financial Advisor"), no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Sub and for which Parent or Sub or any of the Gothic Companies will have any obligation or liability.

         4.12 Absence of Certain Changes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, since June 30, 2000, the Parent Companies have conducted their businesses only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) would have required the consent of Gothic pursuant to paragraph 5.2 had such event occurred after the date of this Agreement (other than changes, including changes in commodity prices generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

         4.13 Compliance with Laws and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or partnership agreement or other governing document; or (b) any applicable law, rule, regulation, order, writ, decree or judgment of any

                Governmental Authority, except (in the case of clause (b) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Parent Permits"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

         4.14 No Restrictions. Except as otherwise set forth in Section 4.14 of the Parent Disclosure Schedule, none of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Parent Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

         4.15 Taxes. Except as set forth in Section 4.15 of the Parent Disclosure Schedule:

                4.15.1 Parent and each Parent Subsidiary, and any affiliated, combined or unitary group of which Parent or any Parent Subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Parent Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Parent Returns to be due and payable. The Parent Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Parent required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. Parent and each Parent Subsidiary has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and each Parent Subsidiary through the date hereof Parent and each Parent Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Parent Returns.

                4.15.2 Section 4.15.2 of the Parent Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and each Parent Subsidiary have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent's most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of the Parent Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries with respect to any period. No claim has been asserted by any authority in any jurisdiction where the Parent Companies do not file Returns that any Parent Company is subject to Tax in that jurisdiction.

                4.15.3 Except as disclosed on Section 4.15.3 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (i) any agreement extending the period for assessment or collection of any Tax for which Parent or any Parent Subsidiary is liable for any period that is open under the applicable statute of limitations; or (ii) a closing agreement pursuant to
                           Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any Parent Subsidiary for the current or any future taxable period. Neither Parent nor any Parent Subsidiary has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
                           (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. Neither Parent nor any Parent Subsidiary is a party to any agreement or other arrangement that, as a consequence of the Merger would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                4.15.4 There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

                4.15.5 Except for the group of which Parent is presently a member, neither Parent nor any Parent Subsidiary has ever been a member of an "affiliated group of corporations" within the meaning of Section 1504 of the Code, other than as a common parent corporation.

                4.15.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Gothic.

                4.15.7 None of the assets of Parent or any Parent Subsidiary is property that Parent is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                4.15.8 None of the assets of Parent or any Parent Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                4.15.9 None of the assets of Parent or any Parent Subsidiary is "tax-exempt use property" within the meaning of
                           Section 168(h) of the Code.

                4.15.10 Neither Parent nor any Parent Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any Material Adverse Effect on any Tax for a period which ends after December 31, 1999.

         4.16 Environmental Matters. Except as set forth in Section 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents: (i) the reserves reflected in the Parent Financial Statements relating to environmental matters were adequate under GAAP as of June 30, 2000, and neither Parent nor any of the Parent Subsidiaries has incurred any material liability in respect of any environmental matter since that date; and (ii) the Parent SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto. Except as set forth in Section 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents, to the knowledge of Parent: (a) each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws; (b) none of the Parent Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous

                Material; (c) none of the Parent Companies and no other Person has filed any notice under any federal, state or local law indicating that: (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material; or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Parent Companies; (d) none of the Parent Companies has any material contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by any of the Parent Companies or the storage or disposal of any Hazardous Material; (e) none of the Parent Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Parent Companies; (f) there are no sites, locations or operations at which any of the Parent Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (g) all underground storage tanks and solid waste disposal facilities owned or operated by the Parent Companies are used and operated in material compliance with Environmental Laws.

         4.17 Employment Contracts and Benefits. Section 4.17 of the Parent Disclosure Schedule sets forth each of the Parent's employee benefit plans ("Parent Employee Benefit Plan") and except as otherwise set forth in Section 4.17 of the Parent Disclosure Schedule or otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any other Person; and (b) no employee of any of the Parent Companies owns, or has any rights granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

         4.18 Labor Matters. No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies. Each of the Parent Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         4.19 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of the policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Parent Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion.

         4.20 Intangible Property. Except as set forth in Section 4.20 of the Parent Disclosure Schedule, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies or for the ownership and operation, or continued ownership or operation, of any their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof.

         4.21 Opinion of Financial Advisor. The board of directors of Parent has received the opinion dated as of the date hereof of the Financial Advisor addressed to such board of directors that the Merger is fair from a financial point of view to the holders of Parent Common Stock.

         4.22 Books and Records. All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

         4.23 Employee Benefit Plans. Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Parent Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified. Except as set forth in Section 4.23(b) of the Parent Disclosure Schedule: (i) no Parent Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Parent Benefit Plan that is subject to Title IV of

                ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Parent's Controlled Group (as defined below) has made all required premium payments when due to the PBGC; (iv) neither Parent nor any member of its Controlled Group is subject to any liability to the PBGC for any Parent Benefit Plan termination; (v) no amendment has occurred which requires Parent or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither Parent nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this paragraph 4.23, the term "Controlled Group" means all corporations, trades or businesses which, together with Parent, are treated as a single employer under Section 414 of the Code.

         4.24 Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (1) the Proxy Statement/Prospectus, and any amendments or supplements thereto, or (2) the Registration Statement, and any amendments or supplements thereto, will, at the respective times such documents are filed, (i) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Gothic, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to Effective Time any event with respect to any of the Parent Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Gothic. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

         4.25 No Knowledge of Breach of Representations. Parent has no actual knowledge that any of Gothic's representations contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Parent has any such knowledge as of the date of this Agreement, Parent will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.2.1 arising solely as a result of any such breach).

5. Covenants. From the date hereof until the Effective Time, Parent, Sub and Gothic hereby covenant and agree as follows:

         5.1 Conduct of Gothic Business Pending Closing. From the date hereof until the Effective Time, Gothic covenants and agrees that, unless Parent otherwise agrees in writing, the businesses of the Gothic Companies will be conducted only in, and the Gothic Companies will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Gothic will use its reasonable best efforts to preserve substantially intact the business organization of the Gothic Companies, to keep available the services of the current officers, employees and consultants of the Gothic Companies and to preserve the goodwill of those current relationships of the Gothic Companies with customers, suppliers and other Persons with which the Gothic Companies have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Gothic Companies will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                5.1.1 Amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of the Gothic Companies;

                5.1.2 Issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of: (a) any shares of any class of capital stock of the Gothic Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Gothic Companies (except for the issuance of shares of Gothic Common Stock issuable on conversion of the Gothic Preferred Stock and issuable pursuant to Gothic Stock Options and Gothic Warrants outstanding on the date hereof and disclosed in the Gothic Disclosure Schedule); or (b) any assets of the Gothic Companies, except for sales of products in the ordinary course of business;

                5.1.3 Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from the Gothic Subsidiary to Gothic or payment-in-kind dividends to Parent on the Gothic Preferred Stock);

                5.1.4 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or amend or modify any warrant or other right to acquire any capital stock;

                5.1.5 (a) Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (b) incur any indebtedness for borrowed money in excess of the existing borrowing base under the current Bank Credit Agreement or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person (other than such of the foregoing as are made by Gothic to or in a wholly-owned subsidiary of Gothic), except in the ordinary course of business and consistent with past practice, but in no event in excess of $1.0 million; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph 5.1.5;

                5.1.6 Increase the compensation payable or to become payable to any officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Gothic Companies who are not officers of the Gothic Companies, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Gothic Companies, or establish, adopt, enter into, modify or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option except as set forth in paragraph 2.3.4, restricted stock, pension, retirement, deferred compensation, employment, termination, severance phantom stock plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                5.1.7 Make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

                5.1.8 Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Gothic Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practices;

                5.1.9 Settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby, except if such settlement or compromise would not have a Material Adverse Effect;

                5.1.10 Undertake: (a) any capital commitment outside Arkansas, Kansas, Oklahoma and that portion of the State of Texas located north of latitude 34 degrees N (the "Midcontinent Area"); (b) any new land or lease initiatives; (c) any capital expenditures in the Midcontinent Area in an individual amount greater than $75,000 or, when aggregated with all other capital commitments, in an aggregate amount greater than $500,000, unless such capital expenditure is in an oil and gas well proposed by a Parent Company or proposed by a third party and participated in by a Parent Company; or (d) any new well proposals or regulatory or governmental action with respect to any well activities; provided, however, the restrictions on capital expenditures set forth in this paragraph
                           5.1.10 will not apply to the McClellan MOC Federal 21 Well, the

                           McClellan MOC Federal 22 Well or the Sinclair 2-4 Well so long as such wells are drilled to the depths and in accordance with the terms set forth in the respective AFEs for such wells dated April 25, 2000, June 19, 2000 and July 18, 2000;

                5.1.11 Take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes;

                5.1.12 Amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of any of the Gothic Companies; or

                5.1.13 Take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs 5.1.1 through 5.1.12 of this paragraph
                           5.1 or any action which would result in any of the conditions to the Merger not being satisfied.

         5.2 Conduct of Parent Business Pending Closing. From the date hereof until the Effective Time, Parent covenants and agrees that, except to the extent contemplated in the Parent SEC Documents, as set forth below, or as otherwise agreed to in writing, the businesses of Parent and the Parent Subsidiaries will be conducted only in, and Parent and the Parent Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Parent will use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the goodwill of those current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other Persons with which Parent or any Parent Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Parent will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Gothic:

                5.2.1 Amend or otherwise change the certificate of incorporation (excluding any certificate of elimination filed with respect to the Parent Preferred Stock) or bylaws of Parent;

                5.2.2 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Parent Common Stock; or

                5.2.3 Take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes.

         5.3 Access to Information. The Parent Companies and the Gothic Companies agree that:

                5.3.1 Gothic will (and will cause each of the other Gothic Companies to) afford to Parent and Parent Representatives (including, without limitation, directors, officers and employees of Parent and its Affiliates, and counsel, accountants and other professionals retained by Parent) such access, during normal business hours throughout the period prior to the Effective Time, to Gothic's books, records (including, without limitation, Tax returns and work papers of Gothic's independent auditors), properties, personnel and to such other information as Parent reasonably requests and will permit Parent to make such inspections as Parent may reasonably request and will cause the officers of all of the Gothic Companies to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Gothic Companies as Parent may from time to time reasonably request, provided, however, that no investigation pursuant to this paragraph 5.3 will affect or be deemed to modify any of the representations or warranties made by Gothic in this Agreement.

                5.3.2 If and to the extent necessary for the preparation of the opinion specified in paragraph 3.24 hereof, the Parent Companies will afford to Gothic's financial advisors reasonable access during normal business hours to the executive officers of the Parent Companies, provided that such advisors first execute a confidentiality agreement satisfactory to the Parent Companies and their counsel and conduct such investigation in a manner that does not interfere unreasonably with the schedules of the Parent Companies' executive officers.

         5.4 No Solicitation. Immediately following the execution of this Agreement, the Gothic Companies:

                5.4.1 Will (and will cause each of the Gothic Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving any proposal to acquire all or any part of the Gothic Common Stock or all or a material portion of the assets, business or equity interest of Gothic (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

                5.4.2 Will not (and will cause the Gothic Representatives not to), directly or indirectly: (a) solicit, initiate or encourage the submission of, any offer or proposal to acquire all or more than three percent (3%) of the Gothic Common Stock or all or any material portion of the assets, business or equity interests of Gothic or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal"); (b) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to an Alternative Proposal; or (c) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Alternative Proposal, or withdraw its recommendation of the Merger, provided, however, that: (i) Gothic's board of directors may take and disclose to the stockholders of Gothic a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal; and (ii) following receipt from a third party (without any solicitation, initiation or encouragement, directly or indirectly, by Gothic or any Gothic Representatives) of a bona fide written Alternative Proposal, (x) Gothic may, upon written notice to Parent, engage in discussions or negotiations with such third party and may furnish such third party non-public information concerning Gothic, and Gothic's business, properties and assets if, prior to furnishing such information to such third party, such third party executes a confidentiality agreement in reasonably customary form and on terms, including so called "standstill" provisions, satisfactory in form and substance to Parent and (y) the board of directors of Gothic may recommend such Alternative Proposal or withdraw, modify or not make its recommendation referred to in paragraph 3.18, if and only to the extent that Gothic's board of directors determines in good faith that: (1) based on the advice of Gothic's counsel, the failure to recommend such Alternative Proposal would constitute a breach of the board's fiduciary duties; and (2) based on the advice of Gothic's financial advisor, such Alternative Proposal, if consummated, would result in a transaction more favorable to Gothic's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction.

                5.4.3 Will promptly notify Parent after receipt by Gothic or any of the Gothic Representatives of any Alternative Proposal, any inquiries indicating that any Person is considering making or wishes to make an Alternative Proposal or any requests for nonpublic information and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. Gothic agrees that it will keep Parent informed, on a current basis, of the status and terms of any such Alternative Proposal and of any discussions or negotiations regarding same.

                5.4.4 Will cause each of the Irrevocable Proxies to be executed and delivered to Parent within ten (10) days after the execution of this Agreement, all in form and substance satisfactory to Parent and its legal counsel.

                Nothing in this paragraph 5.4 will permit Gothic to terminate this Agreement or to change or withdraw its recommendation except as specifically provided in paragraph 7.1.

         5.5 Gothic Stockholder Meeting. Gothic will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The board of directors of Gothic will recommend approval of this Agreement and the Merger (unless Gothic's board of directors determines in good faith based on the advice of Gothic's financial advisor that Gothic has received a Superior Proposal from a Person with the financial means or ability to obtain the necessary financing to conclude such transaction, subject, however, to the provisions of paragraph 7 hereof) and will take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Gothic.

         5.6 Parent Tax Determination. As a condition precedent to the mailing of the Proxy Statement/Prospectus, Parent will have made a good faith determination to the effect that: (a) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;
                (b) each of Parent and Sub should be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss should be recognized by Parent or Sub as a result of the Merger.

         5.7 Registration Statement and Proxy Statement/Prospectus. With respect to the Registration Statement and the Proxy Statement/Prospectus, the parties agree that:

                5.7.1      Parent and Gothic will cooperate and promptly prepare
                           (i) a Preliminary Proxy Statement and (ii) the Registration Statement, and Gothic and Parent will file the Preliminary Proxy Statement and the Registration Statement with the SEC as soon as practicable after the date hereof. Parent will use its commercially reasonable efforts, and Gothic will cooperate with Parent (including furnishing all information concerning Gothic and the holders of Gothic Common Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent will use its best efforts, and Gothic will cooperate with Parent, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

                5.7.2 Parent and Gothic will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

                5.7.3      Gothic hereby covenants and agrees with Parent that:
                           (a) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (a) will apply only to information contained in the Registration Statement that was supplied by Gothic specifically for inclusion therein); and (b) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Gothic, at the time of the Gothic Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (b) will only apply to any information contained in the Proxy Statement/Prospectus that was supplied by Gothic specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Gothic, or with respect to other information supplied by Gothic specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Gothic will promptly notify Parent of such occurrence and will cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Gothic, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

                5.7.4      Parent hereby covenants and agrees with Gothic that:
                           (a) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (a) will apply only to information contained in the Registration Statement that was supplied by Parent specifically for inclusion therein); and (b) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Gothic, at the time of the Gothic Stockholder Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (b) will only apply to any information contained in the Proxy Statement/Prospectus that was supplied by Parent specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information supplied by Parent specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Parent will promptly notify Gothic of such occurrence and will prepare and file such amendment. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

                5.7.5 Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Gothic without the approval of both Parent and Gothic which approval will not be unreasonably withheld. Parent will advise Gothic, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any comments or requests for additional information by the SEC with respect to the Registration Statement.

         5.8 Stock Exchange Listing. Parent will use its best efforts to list on the Exchange or such other exchange on which Parent Common Stock is then primarily traded, upon notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

         5.9 Additional Arrangements. Subject to the terms and conditions herein provided, each of Gothic and Parent will take, or cause to be taken, all action and will do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Gothic and Parent will take, or cause to be taken, all action or will do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority will have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Gothic and Parent will use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

         5.10 Agreements of Affiliates. At least 30 days prior to the Effective Time, Gothic will cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Gothic Stockholder Meeting, may be deemed to be "affiliates" of Gothic as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act or are Major Gothic Stockholders. Upon written request by Parent, Gothic will use its best efforts to cause each Person who is identified as a Major Gothic Stockholder or an "affiliate" of Gothic in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit "5.10" (if such Person has not executed and delivered an agreement substantially to the same effect contemporaneously with the execution of this Agreement). Parent will be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued in the Merger to affiliates of Gothic or Major Gothic Stockholders. Parent agrees to use its commercially reasonable efforts to publish, or cause to be published, within 180 days after the Closing a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on

                Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations of Parent and Gothic.

         5.11 Public Announcements. Prior to Closing, Gothic will consult with Parent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any press release or make any such public statement prior to obtaining the written approval of Parent; provided, however, that such approval will not be required where such release or announcement is required by applicable law; and provided further, that Gothic may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with previously issued press releases.

         5.12 Notification of Certain Matters. Gothic will give prompt notice to Parent of: (a) any representation or warranty of Gothic contained in this Agreement being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Gothic contained in this Agreement to be untrue or inaccurate on the Closing Date; or (c) any failure of Gothic to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent will give prompt notice to Gothic of: (i) any representation or warranty of Parent contained in this Agreement being untrue or inaccurate when made; (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate on the Closing Date; or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

         5.13 Indemnification. From and after the Effective Time, Parent agrees that:

                5.13.1 Parent will indemnify and hold harmless each present and former director and/or officer of Gothic, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Gothic Companies prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to such Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Gothic would have been permitted under Oklahoma law, the certificate of incorporation or bylaws of Gothic or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

                5.13.2 Any Indemnified Party wishing to claim indemnification under paragraph 5.13.1, upon learning of any such Claim, will promptly notify Parent thereof, but the failure to so notify Parent will not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such Claim (whether arising before or after the Effective Time):
                           (a) Parent will have the right to assume the defense thereof and Parent will not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Party may retain counsel reasonably satisfactory to Parent, and Parent will pay reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that Parent will be obligated pursuant to this paragraph
                           5.13.2 to pay for only one firm or counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (b) such Indemnified Parties will cooperate in the defense of any such matter; and (c) Parent will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Parent will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, and such determination will have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any allocation of respective "fault" otherwise allocable to Gothic being allocated to Parent.

         5.14 Employee and Severance Matters. Attached as Section 5.14 of the Gothic Disclosure Schedule is: (a) a current list of each of the Gothic Companies' employees (the "Gothic Employees"); (b) a copy of Gothic's severance policy (the "Gothic Severance Policy");
                (c) a severance package table which lists the cost of all severance pay to be paid to each of the Gothic Employees; (d) a list of Gothic Employees with written employment agreements (the "Contract Employees"); and (e) a list of all contract pumpers and other independent contractors (the "Independent Contractors") and a summary of the terms of such arrangements including, without limitation, any severance package. On or immediately prior to the Closing Date, Gothic will pay the severance pay as indicated on the severance package table to the Gothic Employees. Notwithstanding the immediately preceding sentence, Gothic will not pay such severance pay to: (i) any Gothic Employee who is not a Contract Employee and to whom Parent or Sub offers a substantially comparable job (as determined by Parent in its reasonable discretion) with equal or better base salary at such employee's current location; (ii) any Contract Employee who chooses not to terminate his employment agreement with Gothic on the Closing Date; (iii) any Independent Contractor who is covered by the Gothic Severance Policy and chooses not to terminate his contract with Gothic on the Closing Date; (iv) Michael Paulk or Steve Ensz except in accordance with their respective employment agreements and the termination agreements attached hereto as part of Section 5.14 of the Gothic Disclosure Schedule; or (v) any Gothic Employee who does not execute a severance agreement in substantially the form required by the severance policy. With respect to any Gothic Employee who is not paid severance pay on or immediately prior to the Effective Date, all the terms and provisions of the Gothic Severance Policy and the Contract Employees' employment agreements will continue in full force and effect.

         5.15 Restructuring of Merger. Upon the mutual agreement of Parent and Gothic so long as no breach of any of the representations and warranties set forth herein has occurred, the Merger may be restructured in the form of a forward subsidiary merger of Gothic into Sub, with Sub being the Surviving Corporation, or as a merger of Gothic into Parent, with Parent being the Surviving Corporation. In addition, (so long as no breach of any of the representations and warranties of the Parent set forth herein has occurred, such restructure will not adversely affect the tax consequences of the Merger and such restructure will not cause a violation of paragraph 6.2.6 that is not waived by the Parent), at the election of the Parent, the Merger may be restructured in the form of a share acquisition under Section 1090.1 of the OGCA. In such event, this Agreement will be deemed appropriately modified to reflect such form of merger. Regardless of the form of the Merger, Gothic, Parent and Sub acknowledge and agree that the effect of the Merger is that Gothic is being acquired by Parent.

         5.16 Payment of Expenses. Except as set forth in this paragraph 5.16, all expenses incurred in connection with this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Parent and Gothic each will pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus. "Expenses" as used in this Agreement will include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

         5.17 Gothic Termination Fee. Parent and Gothic agree that: (a) if Gothic terminates this Agreement pursuant to pursuant to paragraph 7.1.4(a); or (b) if Parent terminates this Agreement pursuant to paragraph 7.1.5; or (c) if (i) Gothic or Parent terminates this Agreement pursuant to paragraph 7.1.2 due to the failure of Gothic's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and (ii) at the time of such failure to so approve and adopt this Agreement, the Merger and the transactions contemplated hereby, there exists an Alternative Proposal with respect to Gothic and, prior to or within seven (7) months of the termination of this Agreement, Gothic enters into a definitive agreement with any third party with respect to such Alternative Proposal with respect to Gothic; then Gothic will pay to

                Parent an amount equal to $10,000,000 (the "Gothic Termination Fee"). The Gothic Termination Fee will be paid prior to, and will be a pre-condition to effectiveness of termination of this Agreement pursuant to paragraph 7.1.4 and 7.1.5 and the Gothic Termination Fee will be paid to Parent on the next business day after a definitive agreement is entered into with a third party with respect to an Alternative Proposal if this Agreement is terminated pursuant to paragraph 7.1.2. Any payment of a Gothic Termination Fee required to be made pursuant to this paragraph
                5.17 will be made not later than two (2) business days after termination of this Agreement. All payments under this paragraph
                5.17 will be made by wire transfer of immediately available funds to an account designated by Parent.

         5.18 Dissenting Stockholder Payments. Any and all payments made to settle appraisal rights of Dissenting Stockholders or made pursuant to the OGCA will be made solely out of Gothic assets and neither Parent nor Sub will have any liability therefor.

6. Conditions Precedent. The obligations of the parties under this Agreement will be subject to the following conditions precedent:

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                6.1.1 Stockholder Approval. This Agreement and the Merger will have been duly and validly approved and adopted by a majority of the outstanding Gothic Common Stock and Gothic Preferred Stock voting as one class.

                6.1.2 Other Approvals. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Gothic, Parent and Sub will have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially and adversely affect the consummation of the Merger.

                6.1.3 Securities Law Matters. The Registration Statement will have become effective under the Securities Act and will be effective at the Effective Time, and no stop order suspending such effectiveness will have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness will have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger will have been received.

                6.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will have complied fully with its obligations under paragraph
                           5.9 and, in addition, will use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

                6.1.5 Financing Conditions. All of the terms and conditions set forth in the financing commitment dated September 8, 2000, among Bear Stearns & Co., Inc. and the Parent relating to the Merger will have been satisfied, such financing commitment will be in full force and effect as to each of the lenders which is a party thereto and all of the funding required to consummate the transactions contemplated hereby (including the payment of any obligations of the Gothic Companies as a result of this transaction together with any transaction costs) and covered by such financing commitment will be available to be disbursed to Parent in accordance with the terms of such financing commitment.

                6.1.6 Bond Indenture Compliance. Prior to the Closing Date, the Gothic Companies will deliver or cause to be delivered to the trustee under the Senior Secured GPC Notes indenture the Officers' Certificate in the form set forth in Section 6.1.6 of the Gothic Disclosure Schedule together with all opinions and other required documentation and will have provided executed copies thereof to the Parent along with the calculations upon which such Officers' Certificate is based and all such items will be true and correct in all respects.

         6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

                6.2.1 Representations and Warranties. The representations and warranties of Gothic set forth in this Agreement and the Gothic Disclosure Schedule will be true and correct as of the Closing Date as though made on and as of that time, and Parent will have received a certificate signed by the chief executive officer of Gothic to such effect; provided, however, that the condition set forth in this paragraph 6.2.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on any of the Gothic Companies.

                6.2.2 Performance of Covenants and Agreements by Gothic. Gothic will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and

                           Parent will have received a certificate signed by the chief executive officer of Gothic to such effect.

                6.2.3 Letters from Gothic Affiliates. Parent will have received from each Person named in the list referred to in paragraph 5.10 an executed copy of the agreement described in paragraph 5.10.

                6.2.4 Tax Determination. The determination described in paragraph 5.6 will not have been withdrawn, revoked or modified.

                6.2.5 No Adverse Change. From the date of this Agreement through the Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of any of the Gothic Companies that would have or would be reasonably likely to have a Material Adverse Effect on any of the Gothic Companies (other than changes in commodity prices, changes generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

                6.2.6 Dissenting Stockholders. Holders of more than five percent (5%) of the outstanding shares of Gothic Common Stock will not have exercised, nor will they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

                6.2.7 Resignations. Each of the officers and directors of each Gothic Company will have resigned.

                6.2.8 Releases. Each officer and director of the Gothic Companies will have executed and delivered a Release in substantially the form attached hereto as Exhibit "6.2.8."

                6.2.9      Opinion of Counsel. Parent will have received from:
                           (a) Pray, Walker, Jackman, Williamson & Marlar, counsel to Gothic, an opinion in form and substance as set forth in Exhibit "6.2.9(a)" attached hereto addressed to Parent and dated as of the Closing Date, and (b) William Clarke, counsel to Gothic, an opinion in form and substance as set forth in Exhibit "6.2.9(b)" attached hereto addressed to Parent and dated as of the Closing Date.

                6.2.10 Loans and Pledges. As of the Closing Date, the pledge agreements referred to in paragraph 3.40 hereof covering all of the Pledged Stock will remain in full force and effect and the officer and employee letters directing payment of the loans to officers and employees to be made out of severance payments will remain in full force and effect with respect to no less than eighty percent (80%) of the aggregate unpaid balances of all such officer and employee loans.

         6.3 Conditions to Obligation of Gothic. The obligation of Gothic to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Gothic:

                6.3.1 Representations and Warranties. The representations and warranties of Parent and Sub set forth in paragraph 4 will be true and correct as of the Closing Date as though made on and as of that time, and Gothic will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect; provided, however, that the condition set forth in this paragraph 6.3.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on Parent and/or Sub.

                6.3.2 Performance of Covenants and Agreements by Parent and Sub. Parent and Sub will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Gothic will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect.

                6.3.3 Listing. The shares of Parent Common Stock issuable pursuant to the Merger will have been authorized for listing on the Exchange or such other exchange on which the Parent Common Stock is traded, subject to official notice of issuance.

                6.3.4 No Adverse Change. From the date of this Agreement through the Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of the Parent Companies taken as a whole that would have or would be reasonably likely to have a Material Adverse Effect on the Parent Companies (other than changes in commodity prices, changes generally affecting the oil and gas industry, changes resulting from exploration and development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

                6.3.5 Opinion of Counsel. Gothic will have received from Self, Giddens & Lees, Inc., counsel to Parent, an opinion in form and substance as set forth in Exhibit "6.3.5" attached hereto addressed to Gothic, and dated as of the Closing Date.

7. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Gothic on the following terms.

         7.1    Termination Rights. Any termination of this Agreement will be by:

                7.1.1 Mutual Consent. By mutual written consent of Parent and Gothic;

                7.1.2 Date Certain. By either Gothic or Parent if: (a) the Merger has not been consummated by June 30, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (a) will not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (b) any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (b) will not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree); or (c) this Agreement and the Merger have not been approved by the holders of a majority of the outstanding Gothic Common Stock and Gothic Preferred Stock voting as one class at the Gothic Stockholder Meeting or at any adjournment thereof;

                7.1.3 By Parent. By Parent if: (a) there has been a breach of any of the representations and warranties made by Gothic in this Agreement or the Gothic Disclosure Schedule the aggregate of which would have a Material Adverse Effect on Gothic (provided, however, that Parent will not be entitled to terminate this Agreement pursuant to this clause (a) unless Parent has given Gothic prior written notice of such breach and Gothic has failed to cure such breach within fifteen (15) days after such written notice, and the condition described in paragraph 6.2.1, other than the provision thereof relating to the certificate signed by the chief executive officer of Gothic, would not be satisfied if the Closing were to occur on the day on which Parent gives Gothic notice of such termination); or (b) Gothic has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within ten
                           (10) days after notice and demand for cure thereof;

                7.1.4 By Gothic. By Gothic if: (a) as a result of a Superior Proposal received by Gothic from a Person other than a party to this Agreement or any of its Affiliates, Gothic's board of directors determines in good faith based on the advice of legal counsel that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that prior to the effective date of any such termination, Gothic will provide Parent with an opportunity (of not less than three (3) full business days) to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable Gothic to proceed with the transactions contemplated hereby; provided, further, that it will be a condition to the effectiveness of termination by Gothic pursuant to this paragraph 7.1.4, that Gothic will have paid the Gothic Termination Fee to Parent required by paragraph 5.17; or (b) there has been a breach of the representations and warranties made by Parent in paragraph 4 of this Agreement the aggregate of which would have a Material

                           Adverse Effect on Parent (provided, however, that Gothic will not be entitled to terminate this Agreement pursuant to this clause (b) unless Gothic has given Parent at least fifteen (15) days prior written notice of such breach and Parent has failed to cure such breach within such 15-day period, and the condition described in Section 6.3.1, other than the provision thereof relating to the certificate signed by the chief executive officer or chief financial officer of Parent, would not be satisfied if the Closing were to occur on the day on which Gothic gives Parent notice of such termination); or
                           (c) Parent has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or

                7.1.5 Superior Proposal. By Parent if the board of directors of Gothic: (a) accepts a Superior Proposal in accordance with paragraph 5.4.2; or (b) withdraws or modifies in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or, on request by Parent, fails to reaffirm such approval or recommendation.

         7.2 Effect of Termination. If this Agreement is terminated by either Gothic or Parent pursuant to the provisions of paragraph 7.1, this Agreement will forthwith become void and there will be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of this paragraph 7.2 and paragraphs 5.7.3, 5.7.4 and 5.17 (which will continue pursuant to their terms). The termination of this Agreement will not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination, provided, however, that for any termination hereof as a result of any of the matters outlined in: (a) subparts (b) or (c) of paragraph 7.1.4, the Parent Companies' aggregate liability will not exceed $1,000,000.00; and (b) paragraph 7.1.3, the Gothic Companies' aggregate liability will not exceed $1,000,000.00.

8. Miscellaneous. It is further agreed as follows:

         8.1 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, will survive the consummation of the Merger, except for the agreements contained in paragraphs 2, 5.13, 5.14, 5.17, 7 and in this paragraph 8 and the agreements delivered pursuant to paragraph 5.10.

         8.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger and this Agreement by the stockholders of Gothic; provided, however, that after any such approval, no amendment will be made that by law requires further approval by such stockholders without such further approval. This

                Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

         8.3 Notices. Any notice or other communication required or permitted hereunder will be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and will be deemed given when received (or, if mailed, five (5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as will be specified by like notice):

                To Parent or Sub:     Chesapeake Energy Corporation
                                      6100 North Western Avenue
                                      Oklahoma City, Oklahoma 73118
                                      Attention: Aubrey K. McClendon
                                      Telephone: 405-848-8000
                                      Facsimile: 405-848-8588

                With a copy to:       Self, Giddens & Lees, Inc.
                                      2725 Oklahoma Tower
                                      210 Park Avenue
                                      Oklahoma City, Oklahoma 73102
                                      Attention: C. Ray Lees
                                      Telephone: 405-232-3001
                                      Facsimile:  405-232-5553

                To Gothic:            Gothic Energy Corporation
                                      6120 South Yale Avenue, Suite 1200
                                      Tulsa, Oklahoma 74136
                                      Attn:  Michael K. Paulk
                                      Telephone (918) 749-5666
                                      Fax No. (918) 477-8045

                With a copy to:       Pray, Walker, Jackman, Williamson & Marlar
                                      900 OneOk Plaza
                                      100 West 5th Street
                                      Tulsa, Oklahoma 74103-4218
                                      Attn: Ira L. Edwards, Jr.
                                      Telephone (918) 581-5500
                                      Fax No. (918) 581-5599

                                      and

                                      William Clarke
                                      457 North Harrison Street, Suite 103
                                      Princeton, New Jersey 08540
                                      Telephone:(609) 921-3663
                                      Facsimile: (609) 921-3933

         8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

         8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the documents and instruments delivered by the parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in paragraph 2 or paragraphs 5.13 or 5.14, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

         8.7 Applicable Law. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein will not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement will terminate pursuant to paragraph 7 hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party will not incur any liability or obligation unless such party breached its obligation under paragraph 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

         8.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties hereto hereby agree that each party hereto will be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         8.11 Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

         8.12 References and Titles. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement and/or the schedules attached hereto unless expressly provided otherwise. Except for the defined terms in paragraph 1, titles appearing at the beginning of any Sections, paragraphs, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.

         8.13 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

                                 SIGNATURE PAGE

                         (Agreement and Plan of Merger)

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                        GOTHIC ENERGY CORPORATION, an Oklahoma
                                        corporation



                                        By: /s/ Michael Paulk
                                            ------------------------------------
                                            Michael Paulk, President

                                        ("Gothic")

                                 SIGNATURE PAGE

                         (Agreement and Plan of Merger)

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                 CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation


                                 By: /s/ Marcus C. Rowland
                                     -------------------------------------------
                                     Marcus C. Rowland, Executive Vice President

                                 ("Parent")


                                 CHESAPEAKE MERGER 2000 CORP., an Oklahoma corporation


                                 By: /s/ Marcus C. Rowland
                                     ------------------------------------------
                                     Marcus C. Rowland, Vice President

                                 ("Sub")

                                LIST OF EXHIBITS

Exhibit 1.49               Agreement and Limited Irrevocable Proxy

Exhibit 2.2 Amended and Restated Certificate of Designations of Preferences and Rights of Senior Redeemable Preferred Stock, Series B

Exhibit 5.10               Form of Affiliate Letter for Affiliates of Gothic
                           Energy Corporation

Exhibit 6.2.8              Release

Exhibit 6.2.9(a)           Opinion of Counsel to Gothic Energy Corporation

Exhibit 6.2.9(b)           Opinion of Counsel to Gothic Energy Corporation

Exhibit 6.3.5              Opinion of Counsel to Chesapeake Energy Corporation


                       LIST OF GOTHIC DISCLOSURE SCHEDULES

Schedule 1.24              Gothic Aggregate Number

Schedule 1.58              Ownership Interests

Schedule 1.72              Permitted Encumbrances

Schedule 2.3.4             Options and Warrants

Schedule 3.1               Corporate Organization

Schedule 3.3               No Default Violations

Schedule 3.5               SEC Documents

Schedule 3.7               Capital Structure

Schedule 3.9               Litigation

Schedule 3.10              Brokers

Schedule 3.11              Absence of Certain Changes or Events

Schedule 3.13              No Restrictions

Schedule 3.14              Taxes

Schedule 3.15              Employee Benefit Plans

Schedule 3.16              Environmental Matters

Schedule 3.19              Employee Contracts and Benefits

Schedule 3.21              Insurance

Schedule 3.22              Intangible Property

Schedule 3.25              Oil and Gas Operations

Schedule 3.26              Financial and Commodity Hedging

Schedule 3.28              Other Entities

Schedule 3.29              Account Information

Schedule 3.35              Current Commitments

Schedule 3.36              Payout and Gas Balancing

Schedule 3.40              Employees, Officers and Directors' Loans

Schedule 5.14              Employee and Severance Matters

Schedule 6.1.6             Bond Indenture Compliance

                     LIST OF CHESAPEAKE DISCLOSURE SCHEDULES

Section 4.7                Capital Structure

Section 4.9                Litigation

Section 4.12               Absence of Certain Changes

Section 4.14               No Restrictions

Section 4.15               Taxes

Section 4.15.2             Tax Examinations

Section 4.15.3             Tax Agreements

Section 4.16               Environmental Matters

Section 4.17               Employment Contracts and Benefits

Section 4.20               Intangible Property

Section 4.23(b)            Employee Benefit Plans